Exhibit 99.7

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 14, 2012, by and between Avaya Inc., a Delaware corporation (“Parent”), and the undersigned Shareholder (the “Shareholder”) of Radvision Ltd., a corporation incorporated under the laws of the State of Israel (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Sonic Acquisition Ltd. (“Merger Sub”) are entering into a Merger Agreement as of the date hereof (such Merger Agreement, as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of 1,121,097 Company Ordinary Shares (such Company Ordinary Shares, together with any other Company Ordinary Shares acquired by the Shareholder after the date hereof or as to which the Shareholder is or becomes the beneficial owner or is otherwise able to direct the voting thereof, being collectively referred to herein as the “Shareholder Shares”);

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder enter into this Agreement; and

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Company asked the Shareholder to enter into this Agreement with Parent and Merger Sub, and the Shareholder has agreed and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreements of the Shareholder.

(a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof (a “Meeting”), the Shareholder shall vote all the Shareholder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the approval of the Merger Agreement and the approval of the Transactions, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that the Shareholder is aware would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or any of the Ancillary Agreements, (iii) against any Company Takeover Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger and/or the other Transactions. Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). For purposes of this Agreement, “vote” shall include voting in person or by proxy, or otherwise consenting or withholding consent in respect of any action; “voting” shall have a correlative meaning.

(b) Proxy. In furtherance of the Shareholder’s agreement in Section 1(a), but subject to the following sentence, the Shareholder hereby appoints Clifford M.J. Felig, Shaul Grossman, Meir Akunis and Michael Rimon, and each of their designees, and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote all the Shareholder Shares at any Meeting, or to execute one or more written consents in respect of the Shareholder Shares, (i) in favor of the approval of the Merger Agreement and the Transactions, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that the Shareholder is aware would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or any of the Ancillary Agreements, (iii) against any Company Takeover Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger and/or the Transactions. Such proxy shall (A) be valid and irrevocable until the termination of this Agreement in accordance with Section 3 hereof and (B) automatically terminate upon the termination of this Agreement in accordance with Section 3 hereof. The Shareholder represents that any and all other proxies and voting instructions heretofore given in respect of the Shareholder Shares are revocable, and that such other proxies and voting instructions have been revoked. The Shareholder affirms that the foregoing proxy is: (x) given (I) in connection with the execution of the Merger Agreement and (II) to secure the performance of the Shareholder’s duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable prior to termination of this Agreement. All authority herein conferred shall survive the death or incapacity of the Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of the Shareholder. To the extent necessary, the Shareholder shall deliver all documents that are reasonably necessary in order to enable the forgoing proxy to be implemented and effected for the purposes set forth therein.

(c) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, the Shareholder shall not directly or indirectly (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares, (iii) take any action that would make any representation or warranty of the Shareholder set forth in this

Agreement untrue or incorrect or have the effect of preventing, disabling or delaying the Shareholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(c).

(d) No Solicitation. The Shareholder shall not and shall not permit any of his Representatives to, directly or indirectly, take an action that the Company is prohibited from taking by Section 5.02 of the Merger Agreement.

(e) Information for Proxy Statement; Publication. The Shareholder consents to Parent and Merger Sub publishing and disclosing in any filing required under applicable Law the Shareholder’s identity and ownership of Company Ordinary Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, as well as attaching a copy of this Agreement as an exhibit to any such filing, if required under applicable Law. The Shareholder represents and warrants to Parent and Merger Sub that none of the information relating to the Shareholder and his, her or its Affiliates provided by or on behalf of the Shareholder or his, her or its Affiliates for inclusion in any such filing will, at the time the such filing is made or distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Shareholder shall not issue any press release or make any other public statement or other disclosure with respect to this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent, except as may be required by applicable Law and in case any such requirement under applicable Law arises, after giving Parent reasonable opportunity to comment on any such press release or statement and including all reasonably requested comments of Parent.

(f) Rights Attached to Shares. Without derogating from any provisions to the contrary in this Agreement or the Merger Agreement, to the extent permitted under applicable Law, the provisions of this Section 1 and the obligations hereunder shall attach to the Shareholder Shares and shall be binding upon any person to which legal or beneficial ownership of the Shareholder Shares shall pass, whether by operation of Law or otherwise, including, without limitation, the Shareholder’s administrators or successors. Without derogating from Section 1(c), notwithstanding any transfer of the Shareholder Shares, the transferor shall remain liable for the performance of all obligations of the Shareholder hereunder.

(g) Acknowledgment. The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

(h) Amendments to the Merger Agreement. If, at any time, the Merger Agreement is amended, without the prior written consent of the Shareholder, (i) to reduce the Merger Consideration in any respect, or (ii) in a manner that is materially adverse to the Company or its shareholders, then the obligations of the Shareholder under Section 1(a) and 1(b) shall be null and void.

2. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Authority. The Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(b) Consents and Approvals; No Violations. Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by the Shareholder of any of his obligations under this Agreement or the consummation of the Transactions, no notices, reports or other filings are required to be made by the Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such the Shareholder from, any Governmental Entity or any other Person, in connection with the execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of his obligations hereunder. The execution and delivery by the Shareholder of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance by the Shareholder with the terms hereof and thereof will not (i) contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (ii) give rise to a right of termination, cancelation or acceleration of any obligation or to a right to challenge the Transactions under, or (iii) result in the creation of any Lien upon any of the properties or assets of the Shareholder under (A) any Contract to which the Shareholder is a party or by which the Shareholder is bound, or (B) any Law or Judgment applicable to the Shareholder, except for such contraventions, conflicts, violations, defaults, terminations, cancellations, modifications, accelerations or Liens that would not reasonably be expected to prevent or delay the performance by the Shareholder of any of his obligations under this Agreement or the consummation of the Transactions.

(c) Ownership of Shares. Shareholder owns, beneficially and of record, all of the Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent pursuant to this Agreement). Without limiting the foregoing, except for proxies and restrictions in favor of Parent pursuant to this Agreement, the Shareholder has sole voting power and sole power of disposition with respect to all Shareholder Shares, with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no Person other than the Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares. As of the date hereof, the Shareholder does not own, beneficially or of record, nor has the power to vote or control the voting of, any securities of the Company other than the Company Ordinary Shares which constitute Shareholder Shares.

(d) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s finders, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Shareholder.

3. Termination. This Agreement shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for any breach of this Agreement and (ii) the provisions of Section 2, this Section 3 and Section 4 of this Agreement shall survive any termination of this Agreement.

4. Miscellaneous.

(a) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b) Additional Shares. Until any termination of this Agreement in accordance with its terms, the Shareholder shall promptly notify Parent of the number of Company Ordinary Shares, if any, as to which the Shareholder acquires record or beneficial ownership after the date hereof. Without limiting the foregoing, in the event of any share split, share dividend, reclassification, recapitalization or other change in the capital structure of the Company affecting the Company Ordinary Shares, the number of Company Ordinary Shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Company Ordinary Shares or other voting securities of the Company issued to or exchanged with the Shareholder in connection therewith.

(c) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(d) Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to give effect to the obligations of the Shareholder hereunder and to confirm the rights of Parent hereunder, in the most expeditious manner practicable.

(e) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

(f) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(g) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(h) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(j) Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

(a) if to Parent, to

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920

Attention:	Corporate Secretary
Facsimile:	(908) 953-4912
e-mail:	fmahr@avaya.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
United States of America

Attention:	Irving L. Rotter
Asi Kirmayer
Facsimile:	(212) 839-5599
e-mail:	irotter@sidley.com
akirmayer@sidley.com

and

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Rd.
Ramat Gan 52506,
Israel

Attention:	Clifford M.J. Felig
Mike Rimon
Facsimile:	(972) 3-610-3111
e-mail:	cfelig@meitar.com
mrimon@meitar.com

(b) if to the Shareholder, to

Lomsha Ltd.
Hanechoshet 12
Tel Aviv, Israel

Attention:	Zohar Zisapel

with copies (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
2 Wall Street, New York, NY 10005

Attention:	Steven J. Glusband
Facsimile:	(212) 732-3232
e-mail:	glusband@clm.comand

and

Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel-Aviv, 67891
Israel

Attention:	Ashok Chandrasekhar
Noam Nativ
Facsimile:	(972) 3-608-9121
e-mail:	ashok.chandrasekhar@goldfarb.com
noam.nativ@goldfarb.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(l) Drafting. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Israel applicable to agreements made and to be performed entirely within such state, without regard to any conflicts of law principles of such state that would cause the laws of another jurisdiction to be applicable.

(n) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the State of Israel, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any competent court in Tel-Aviv-Jaffa, Israel in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than in the State of Israel and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction, to the extent applicable.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Lomsha Ltd.

By:	/s/ Zohar Zisapel
Name:	Zohar Zisapel
Title

[Signature Page To Voting And Support Agreement – Lomsha]

Avaya Inc.

By:	/s/ Vinay Bassi
Name:	Vinay Bassi
Title:	Vice President – Corporate Development

[Signature Page To Voting And Support Agreement - Lomsha]